EXHIBIT 4.40
Private & confidential
Dated: 5th November, 2010
Commerzbank Aktiengesellschaft
as Bank
- and -
Grand Venetico Inc.
as Borrower
- and -
NewLead Holdings Ltd.
as Corporate Guarantor
- and -
Newlead Bulkers S.A.
as Approved Manager

THIRD SUPPLEMENTAL AGREEMENT
in relation to a Loan Agreement dated 10th November, 2006
for a secured loan facility of US$18,000,000

Theo V. Sioufas & Co.
Law Offices
Piraeus

THIS AGREEMENT is made this 5th day of November, 2010
B E T W E E N
(1)	Grand Venetico Inc., as Borrower;
(2)	Commerzbank Aktiengesellschaft, as Bank; and
(3)	NewLead Holdings Ltd., a company duly incorporated under the laws of Bermuda, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda (hereinafter called the “Corporate Guarantor”, which expression shall include its successors in title); and
(4)	Newlead Bulkers S.A., a company duly incorporated under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia (the “Approved Manager”, which expression shall include its successors in title);
AND IS SUPPLEMENTAL to a loan agreement dated 10th November, 2006 made between (1) Grand Venetico Inc., a Marshall Islands corporation, as Borrower (therein and hereinafter called the “Borrower”) and (2) Commerzbank Aktiengesellschaft, as lender (therein and hereinafter called the “Bank”), as amended and/or supplemented by (i) a First Supplemental Agreement dated 18th April, 2008 (the “First Supplemental Agreement”) and (ii) a Second Supplemental Agreement dated 1st April, 2010 (the “Second Supplemental Agreement”), each made between (inter alios) the Bank and the Borrower (the said loan agreement as amended by the First Supplemental Agreement and the Second Supplemental Agreement and as the same may from time to time be further amended and/or supplemented is hereinafter called the “Principal Agreement”), on the terms and conditions of which the Bank made available to the Borrower a loan of Eighteen million United States Dollars (US $18,000,000).
W H E R E A S :
(A)	pursuant to a Drawdown Notice from the Borrower to the Bank, the Bank has advanced to the Borrower the full amount of the Commitment on 13th November, 2006 namely Eighteen million United States Dollars (US $18,000,000) (as the Borrower and the Corporate Guarantor hereby jointly and severally acknowledge);

(B)	the outstanding amount in respect of the Loan immediately prior to the date of this Agreement is US$8,625,000 (United States Dollars Eight million six hundred twenty five thousand) as the Borrower and the Corporate Guarantor hereby jointly and severally acknowledge); and

(C)	the Borrower and (inter alia) the Corporate Guarantor have requested the Bank to consent to:
(a)	the amendment of the repayment schedule of the Loan; and

(b)	the amendment of the Principal Agreement as set out in Clause 5 hereof;

and the Bank has agreed so to do conditionally upon terms that (inter alia) the Principal Agreement shall be amended in the manner hereinafter set out.
NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:
1.	Definitions

1.1	Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Agreement.

1.2	In addition, in this Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Effective Date” means the date, not being later than 5th November, 2010 (or such later date as the Bank may agree) upon which all the conditions contained in Clause 4 shall have been satisfied and this Agreement shall become effective; and

“Loan Agreement” means the Principal Agreement as hereby amended and as the same may from time to time be further amended and/or supplemented.

1.3	In this Agreement:
(a)	Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations;

(b)	clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement;

(c)	references to Clauses are to clauses of this Agreement save as may be otherwise expressly provided in this Agreement; and

(d)	all capitalised terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Principal Agreement.
2.	Representations and warranties

2.1	The Borrower and the Corporate Guarantor hereby jointly and severally represent and warrant to the Bank as at the date hereof that the representations and warranties set forth in the Principal Agreement and the Security Documents (updated mutatis mutandis to the date of this Agreement) are (and will be on the Effective Date) true and correct as if all references therein to “this Agreement” were references to the Principal Agreement as amended and supplemented by this Agreement.

2.2	In addition to the above the Borrower and the Corporate Guarantor hereby jointly and severally represent and warrant to the Bank as at the date of this Agreement that:

a.	each of the corporate Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement and this Agreement and has complied with all statutory and other requirements relative to its business and does not have an established place of business in any part of the United Kingdom or the USA;

b.	all necessary licences, consents and authorities, governmental or otherwise under this Agreement and the Principal Agreement have been obtained and, as of the date of this Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Agreement or otherwise perform its obligations hereunder;

c.	this Agreement constitutes the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;

d.	the execution and delivery of, and the performance of the provisions of this Agreement do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

e.	no action, suit or proceeding is pending or threatened against any of the Borrower and the Corporate Guarantor or its assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of the Borrower or the Corporate Guarantor; and

f.	none of the Borrower and the Corporate Guarantor is and at the Effective Date will be in default under any agreement by which it is or will be at the Effective Date bound or in respect of any financial commitment, or obligation.
3.	Agreement of the Bank

3.1	The Bank, relying upon each of the representations and warranties set out in Clause 2 hereby agree with the Borrower, subject to and upon the terms and conditions of this Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4, to consent to the amendment of the repayment schedule of the Loan and that the Principal Agreement be amended in the manner more particularly set out in Clause 5.1.

4.	Conditions

4.1	The agreement of the Bank contained in Clause 3.1 shall be expressly subject to the fulfilment of the conditions set out in this Clause and further subject to the condition that:

a.	the Bank shall have received on or before the Effective Date in form and substance satisfactory to the Bank and its legal advisers:
i.	a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of each of the Borrower and the Corporate Guarantor;

ii.	certificates of Incumbency issued by the appropriate officer of each corporate Security Party confirming that:

iii.	the written resolutions adopted on 31st March, 2010 by all the members of the Board of Directors of the Borrower and Minutes of the Extraordinary Meeting of the Shareholders of the Borrower duly convened and held on 1st day of April, 2010;

iv.	the written resolutions adopted on 31st March, 2010 by all the members of the Board of Directors of the Corporate Guarantor; and

v.	Minutes of the Meeting of the Board of Directors of the Approved Manager duly convened and held on 31st day of March, 2010 remain in full force as of the date hereof and have not been amended or rescinded and that the any power of attorney issued by each corporate Security Party on 1st April, 2010 authorising appropriate officers or attorneys to (inter alia) sign, execute and deliver any supplementary and/or amendatory agreement of the Loan Agreement or other evidence of such approvals and authorisations as shall be acceptable to the Bank;

vi.	all documents evidencing any other necessary action or approvals or consents with respect to this Agreement;

vii.	such favourable legal opinions from lawyers acceptable to the Bank and its legal advisors on such matters concerning the laws of Bermuda and such other relevant jurisdiction as the Bank shall require; and

viii.	the Vessel is managed by the Approved Manager on terms and conditions approved by the Bank.
b.	the Borrower shall have repaid to the Bank on the date hereof part of the Loan in the amount of $750,000 (Seven hundred and fifty thousand Dollars).
5.	Variations to the Principal Agreement
5.1	In consideration of the agreement of the Bank contained in Clause 3.1, the Borrower and the Corporate Guarantor hereby jointly and severally agree with the Bank that (subject to the satisfaction of the conditions precedent contained in Clause 4) with effect from the Effective Date, the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:
a.	The definition of Clause 1.2 of the Principal Agreement referred to hereinbelow shall be deleted and replaced by the following:
i.	““Final Maturity Date” by:

““Final Maturity Date” means the 31st day of January, 2011;”;
b.	with effect from the Effective Date clause 4.1 of the Principal Agreement is hereby amended to read as follows:
“4.1 Repayment

The outstanding amount of the Loan (being on 1st October, 2010 in the principal sum of $7,875,000) (Dollars Seven million eight hundred seventy five thousand) shall be repaid by the Borrower in one amount on the Final Maturity Date, on which date the Borrower shall also pay to the Bank any and all other monies then payable and outstanding under this Agreement and the other Security Documents.”; and
c.	with effect from the Effective Date paragraph (c) of clause 15.1 of the Principal Agreement is hereby amended to read as follows:
(c)	be sent:
(i)	if to be sent to any Security Party, to:

c/o Newlead Bulkers S.A. 83 Akti Miaouli and Flessa Street, 185 38 Piraeus, Greece, Fax No.: +30 21300148209 Attention: Chief Financial Officer

(ii)	in the case of the Bank at:

COMMERZBANK AKTIENGESELLSCHAFT, Asset Based Finance — Shipping, Domstraße 18 D — 20095, Hamburg, Federal Republic of Germany Fax No. : (+0049) 40 37699 — 649 Attention: Mr. Claas Ringleben
(interest rate fixing and payment matters to be addressed attention Loan Administration, Fax. no. +49 40 3683 2049)
or to such other person, address or fax number as is notified by the relevant Security Party or the Bank (as the case may be) to the other parties to this Agreement and, in the case of any such change of address or fax number notified to the Bank, the same shall not become effective until notice of such change is actually received by the Bank and a copy of the notice of such change is signed by the Bank.”; and
d.	with effect from the Effective Date all references in the Principal Agreement to “this Agreement”, “hereunder” and the like in the Principal Agreement and “the Agreement” and in the Security Documents shall be construed as references to the Principal Agreement as amended and/or supplemented by this Agreement.
6.	Entire agreement and amendment

6.1	The Principal Agreement, the Security Documents, and this Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

6.2	This Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Agreement.

7.	Continuance of Principal Agreement and the Security Documents

7.1	Save for the alterations to the Principal Agreement made or deemed to be made pursuant to this Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Agreement the Principal Agreement shall remain in full force and effect and the security constituted by the Security Documents executed by the Borrower and the other Security Parties shall continue and remain valid and enforceable.

8.	Fees and expenses

8.1	The Borrower agrees to pay to the Bank upon demand on a full indemnity basis and from time to time all costs, charges and expenses (including legal fees) incurred by the Bank in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

8.2	The Borrower and the Corporate Guarantor jointly and severally covenant and agree to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Agreement and/or any document executed pursuant hereto.

9.	Miscellaneous

9.1	The provisions of Clause 13 (Assignment, Participation and Lending Branch) and Clause 15.1 (Notices) (as hereby amended) of the Principal Agreement shall apply to this Agreement as if the same were set out herein in full.

9.2	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not party to this Agreement.

10.	Applicable law and jurisdiction

10.1	This Agreement shall be governed by and construed in accordance with English Law.

10.2	For the exclusive benefit of each Creditor, each of the Borrower and the Corporate Guarantor agrees that any legal action or proceedings arising out or in connection with this Agreement against the Borrower and the Corporate Guarantor (or any of them) or any of their respective assets may be brought in the English Courts. Each of the Borrower and the Corporate Guarantor irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Messrs. Cheeswrights (attention: Mr. Nigel P. Ready) at their office for the time being at Bankside House, 107 Leadenhall Street, London EC3A 4HA, England, to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. Finally, each of the Borrower and the Corporate Guarantor hereby waives any objections to the inconvenience of England as a forum.

10.3	The submission to the jurisdiction of the English Courts shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Security Parties (or any of them) in the courts of any other competent jurisdiction or to serve process in any other manner permitted by law nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

10.4	The parties further agree that subject to Clause 10.3 the Courts of England shall have exclusive jurisdiction to determine any claim which the Borrower and the Corporate Guarantor (or any of them) may have against the Bank arising out of or in connection with this Agreement and each of the Borrower and the Corporate Guarantor hereby waives any objections to proceedings with respect to this Agreement in such courts on the grounds of venue or inconvenient forum.

10.5	If it is decided by the Bank that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by each of the Borrower and the Corporate Guarantor and it is agreed and undertaken by each of the Security Parties to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and each of the Security Parties agrees that any judgement or order obtained in an English court shall be conclusive and binding on the Security Parties (and each of them) and shall be enforceable without review in the courts of any other jurisdiction.

10.6	In this Clause 10 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.
IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the date first above written.

EXECUTION PAGE
THE BORROWER

SIGNED by	)
Mr. Michail Livanos	)
for and on behalf of	)
GRAND VENETICO INC. of Marshall Islands, in the presence of:	) )	/s/ Michail Livanos Attorney-in-fact

Witness:	/s/ Peter Kallifidas
Name:	Peter Kallifidas
Address:	83 Akti Miaouli and Flessa Street,
Piraeus, Greece
Occupation:	Attorney-at-Law
THE CORPORATE GUARANTOR

SIGNED by	)
Mr. Peter Kallifidas	)
for and on behalf of	)
NewLead Holdings Ltd., of Bermuda, in the presence of:	) )	/s/ Peter Kallifidas Attorney-in-fact

Witness:	/s/ Michail Livanos
Name:	Michail Livanos
Address:	83 Akti Miaouli and Flessa Street,
Piraeus, Greece
Occupation:	Attorney-at-Law
THE APPROVED MANAGER

SIGNED by	)
Mr. Michail Livanos	)
for and on behalf of	)
NEWLEAD BULKERS S.A. of Liberia, in the presence of:	) )	/s/ Michail Livanos Attorney-in-fact

Witness:	/s/ Peter Kallifidas
Name:	Peter Kallifidas
Address:	83 Akti Miaouli and Flessa Street,
Piraeus, Greece
Occupation:	Attorney-at-Law

THE BANK

SIGNED by	)
Mr. Charalambos V. Sioufas	)
for and on behalf of	)
COMMERZBANK AKTIENGESELLSCHAFT in the presence of:	) )	/s/ Charalambos V. Sioufas Attorney-in-fact

Witness:	/s/ Efstratios Kalantzis
Name:	Efstratios Kalantzis
Address:	13 Defteras Merarchias Street,
Piraeus, Greece
Occupation:	Attorney-at-Law